SCHEDULE 14C INFORMATION

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Calvert Variable Series, Inc.
Calvert Social Small Cap Growth Portfolio

(Name of Registrant as Specified in Its Charter)

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CALVERT VARIABLE SERIES, INC.
SOCIAL SMALL CAP GROWTH PORTFOLIO
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

INFORMATION STATEMENT
REGARDING A CHANGE TO THE FUND'S SUBADVISOR

This Information Statement is being supplied to all shareholders of the Calvert Social Small Cap Growth Portfolio, a series of Calvert Variable Series, Inc. (the "Fund"). Pursuant to an exemptive order granted by the United States Securities and Exchange Commission (the "SEC") on December 17, 1996, the Fund and Calvert Asset Management Company, Inc. (the "Advisor" or "Calvert"), the Fund's investment advisor, may enter into and materially amend the Investment Subadvisory Agreement without shareholder approval.

The rationale for this grant of authority is that the Advisor's constant supervision of the subadvisor permits the proportion of shareholders' assets subject to particular subadvisor styles to be reallocated (or, as is the case here, a new subadvisor selected) in response to changing market conditions or subadvisor performance, in an attempt to improve the Fund's overall performance. In essence, the exemptive order permits the Advisor to select the subadvisor best suited to achieve the Fund's investment objective.

Obtaining shareholder approval of a new subadvisor and investment subadvisory agreement imposes costs on the Fund without advancing shareholder interests. Shareholders' interests are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and the Fund's Board of Directors. Further, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings.

Accordingly, pursuant to the exemptive order, as discussed above, as well as disclosed in the Prospectus and Statement of Additional Information (dated April 30, 2007) for the Fund, and following a change to the management of the Fund, the Fund is providing information about the new subadvisor. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is to be mailed to shareholders of record on or about June __, 2007.

Shareholders of the Fund of record at the close of business on April 30, 2007 ("record date") are entitled to receive this Information Statement. As of this date, as shown on the books of the Fund, there were issued and outstanding 658,821.04 shares of the Fund. As of this same date, there was no Board ownership of Fund shares, and the respective officers of the Fund beneficially owned less than 1% of the outstanding shares of the Fund. As of April 30, 2007, the following shareholders owned of record or beneficially 5% or more of the outstanding voting securities of the Portfolio as shown:

Name and Address	% of Ownership
AmeritasLifeInsurance Corp.	45.73%
Account X
Lincoln, NE

Peoples Benefit Life Insurance Co.	11.98%
Separate Account V
c/o Aegon USA
Cedar Rapids, IA

AmeritasLifeInsurance Corp.	11.71%
Account Y
Lincoln, NE

Protective Variable Annuity	10.76%
Protective Life Insurance Company
Birmingham, AL

AmeritasVariableLife Insurance Corp.	5.69%
Lincoln, NE

Ameritas Life Insurance Corp. is domiciled in Nebraska, and is an affiliate of the Fund's advisor and principal underwriter. Ameritas Life Insurance Corp. is a subsidiary of Ameritas Holding Company, a subsidiary of UNIFI Mutual Holding Company.

Background.Calvert serves as investment advisor to the Fund and to several other registered investment companies in the Calvert Family of Funds. Calvert Distributors, Inc. ("CDI") serves as the principal underwriter to the Fund. Calvert Administrative Services Company ("CASC") has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs. Calvert/CAMCO, CDI and CASC are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirectly wholly-owned subsidiaries of UNIFI Mutual Holding Company.

The Advisor has traditionally contracted out investment subadvisory services for the Fund. Under the investment subadvisory agreement, the subadvisor furnishes to the Fund an investment program, making investment decisions and placing orders for the purchase and sale of portfolio securities. From June 10, 2005 through March 8, 2007, the Fund was managed by Renaissance Investment Management ("Renaissance"). Renaissance's principal business office is located at 635 Eden Park Drive, Suite 1200, Cincinnati, OH 45202.

The investment subadvisory agreement with Renaissance as it related to the Fund was dated June 10, 2005. Theinvestment subadvisory agreement with Renaissance has never been submitted to a vote of security holders pursuant to the exemptive order granted by the SEC, as previously discussed. Under the subadvisory agreement, Renaissance received a fee of 0.50% of the Fund's average daily net assets. For the Fund's most recent fiscal year ended December 31, 2006, $50,504.66 in fees were paid to Renaissance.

Board Action. At a meeting of the Board of Directors held on March 8, 2007, acting pursuant to the exemptive order discussed above, the Board terminated Renaissance as the subadvisor to the Fund effective March 9, 2007. In connection with this, the Board determined that shareholders may benefit from the services of a different investment subadvisor whose management style might better achieve the Fund's objective of long-term capital appreciation. After careful consideration by the Advisor of a pool of very highly qualified candidates, the Advisor recommended, and the Board selected (as discussed further below), Bridgeway Capital Management, Inc. ("Bridgeway")as the new subadvisor for the Fund. Pursuant to this action, the Board also determined to deliver this information statement to the Fund's shareholders.

Board Considerations. The full Board of Directors, and by a separate vote, the disinterested Directors, approved the Investment Subadvisory Agreement ("Subadvisory Agreement") with Bridgeway, with respect to the Fund on March 8, 2007. The disinterested Directors were separately represented by independent legal counsel with respect to their consideration of the approval of the Subadvisory Agreement.  Prior to voting, the disinterested Directors reviewed the proposed Subadvisory Agreement with management and also met in a private session with their counsel at which no representatives of management were present.

In evaluating the Subadvisory Agreement, the disinterested Directors reviewed information provided by Bridgeway relating to its operations, personnel, investment philosophy, strategies and techniques. Among other things, Bridgeway provided biographical information on portfolio management and other professional staff, performance information for Bridgeway, and descriptions of Bridgeway's investment philosophies, strategies and techniques, organizational and management structures, and brokerage policies and practices.

The Board of Directors approved the Subadvisory Agreement between Bridgeway and the Advisor based on a number of factors relating to Bridgeway's ability to perform under the Subadvisory Agreement. In the course of their deliberations, the Directors evaluated, among other things: the nature, extent and the quality of the services to be rendered by Bridgeway; Bridgeway's management style and long-term performance record in employing its investment strategies; Bridgeway's current level of staffing and its overall resources; the qualifications and experience of Bridgeway's personnel; Bridgeway's financial condition with respect to its ability to perform the services required under the Subadvisory Agreement; Bridgeway's compliance systems including those related to personal investing; and any disciplinary history. In addition, the Directors considered certain information received in connection with, and their deliberations with respect to their December 2006 renewal of the Subadvisory Agreement with Renaissance and the Investment Advisory Agreement with Calvert. Based upon their review, the Directors concluded that they were satisfied with the nature, extent and quality of services to be provided to the Fund under the Subadvisory Agreement.

In considering Bridgeway's performance with other managed funds, the Board noted Bridgeway's industry-leading, small-cap management expertise. The Board also took into account Bridgeway's 7-year track record of successfully integrating its quantitative process with Calvert's social and corporate responsibility criteria as evidenced by its success in managing the Calvert Large Cap Growth Fund, with a history of delivering strong long-term returns in that fund.   The Board was also cognizant of Calvert's belief that with Bridgeway as subadvisor, a solution has been developed to address the issues that have surrounded the Fund, where after extensive analyses, Bridgeway has been able to create a customized, small-cap core approach for the Fund based on its long-term, successful proprietary models and investment processes. While Bridgeway does not currently have a small cap core product, the Fund's investment process will be built upon a combination of proven investment strategies that Bridgeway currently utilizes in its other funds, including Bridgeway's own proprietary small cap funds.

In considering the cost of services to be provided by Bridgeway and the profitability to Bridgeway of its relationship with the Fund, the Directors noted that the fees under the Subadvisory Agreement are paid by the Advisor out of the advisory fees that the Advisor receives under the Investment Advisory Agreement and also noted that the advisory fees paid by the Fund would not change. The Directors also relied on the ability of the Advisor to negotiate the Subadvisory Agreement and the fees thereunder at arm's length. The Directors also took into account Bridgeway's initial undertaking to waive a portion of its subadvisory fee, as well as the level of fees that it charges its other clients for providing comparable advisory services. Based upon their review, the Board determined that the subadvisory fee was reasonable.For each of the above reasons, the profitability to the Subadvisor of its relationship with the Fund was not a material factor in the Directors' deliberations. For similar reasons, the Directors did not consider the potential economies of scale in Bridgeway's management of the Fund to be a material factor in their consideration at this time.

Investment Subadvisor. Bridgeway Capital Management, Inc. had $5.5 billion in assets under management as of April 30, 2007. Bridgeway uses a two-tier quantitative, model-driven investment approach that combines bottom-up stock selection and top-down risk management to select small-company stocks and control industry and sector risk.

John Montgomery is the founder of Bridgeway. With over 15 years of investment industry experience and 30 years working with computer models, Mr. Montgomery is lead portfolio manager of the five-person investment team that manages the Fund. He holds a bachelor's degree in Philosophy and Engineering from Swarthmore College. In addition, he has a master's degree in Engineering from M.I.T. and an MBA from Harvard.

Bridgeway does not currently serve as investment subadvisor to any other mutual fund with investment objectives similar to that of the Fund.

Bridgeway's principal business address is 5615 Kirby Drive, Suite 518, Houston, Texas 77005-2448, and its Principal Executive Officers and Directors are as follows:

Name and Title	Principal Occupation
John Montgomery	President and Director
Frank Montgomery	Vice-President and Director
Ann Montgomery	Vice-President and Director
Michael Mulcahy	Secretary and Director

The Fund's investment objective and policies have not materially changed as a result of the change described above.The Fund seeks to provide long-term capital appreciation by investing primarily in equity securities of companies that have small market capitalizations.

Under normal circumstances, at least 80% of the Fund's net assets (including borrowings for investment purposes) will be invested in the common stocks of small-cap companies. Returns in the Fund will be mostly from the changes in the price of the Fund's holdings (capital appreciation). The Fund currently defines small-cap companies as those below the 5th decile of market capitalization on the New York Stock Exchange. As of December 31, 2006, this included companies with market capitalization of approximately $2 billion or less and is measured at the time the Fund initially invests. Stocks chosen for the Fund combine growth and value characteristics or offer the opportunity to buy growth at a reasonable price. Value stocks are those priced cheaply relative to some financial measures of worth. Growth stocks have faster increasing sales and earnings.

The Fund invests with the philosophy that long-term rewards to investors will come from those organizations whose products, services, and methods enhance the human condition and the traditional American values of individual initiative, equality of opportunity and cooperative effort. All investments are selected on the basis of their ability to contribute to the dual objectives of financial soundness and societal impact.

Investment Subadvisory Agreement.The Subadvisory Agreement between the Advisor and Bridgeway provides for the same subadvisory fee rates as previously paid. The fees for subadvisory services are paid by the Advisor. Under the Subadvisory Agreement, Bridgeway receives a fee, payable monthly, of 0.50% of average daily net assets of the Fund.

The Subadvisory Agreement contains the same terms as governed the Advisor's prior arrangement with Alger. Accordingly, the Fund may at any time terminate the subadvisory agreement without penalty by providing not less than 60 days' written notice to the Advisor and the Subadvisor. Such termination can be authorized by the affirmative vote of a majority of the (i) Board or (ii) outstanding voting securities of the Fund. The subadvisory agreement will terminate automatically unless, within two years of the effective date of the Fund, and at least annually thereafter, the continuance of the subadvisory agreement is specifically approved by (i) the Board or the shareholders of the Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Board, who are not interested persons of the Fund, Advisor or Subadvisor, by vote cast in person at a meeting called for the purpose of voting on such approval. The Advisor may at any time terminate the subadvisory agreement by not less than 60 days' written notice to the Subadvisor, and the Subadvisor may at any time terminate the subadvisory agreement with respect to the Fund by not less than 90 days' written notice delivered to the Advisor, unless otherwise mutually agreed in writing.

In addition, the Subadvisory agreement provides that the Subadvisor shall indemnify and hold harmless the Advisor, the Fund and their respective Directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Subadvisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder. The Subadvisor shall not be obligated to indemnify the Advisor for losses to the Fund resulting from negligent errors or actions by the Subadvisor. In turn, the Advisor shall indemnify and hold harmless the Subadvisor, the Fund, their respective Directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Advisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder or under its investment advisory agreement with the Fund.

Annual Reports. The audited Annual Report to Shareholders of the Fund is incorporated by reference into this Information Statement. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to the Fund at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling 800-368-2745.